EX - 11.1

COMPUTATION OF PER SHARE EARNINGS


                        SEAVIEW UNDERWATER RESEARCH, INC.
                                  EXHIBIT 11.1
                        COMPUTATION OF PER SHARE EARNINGS
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                        SEAVIEW UNDERWATER RESEARCH, INC.
                                     EXHIBIT
                        COMPUTATION OF PER SHARE EARNINGS

                                                                 THREE MONTHS      PERIOD FROM           SIX MONTHS
                                                                ENDED  JUNE 30,    APRIL 2, 1998 -         ENDED
                                                                    1999           JUNE 30, 1998         JUNE ,1999
                                                                ---------------    ---------------       ----------
Net (loss) income .....................................         $   (20,589)         $    24,555         $    37,104

Shares:
Basic weighted average number of shares outstanding ...           6,304,286            5,000,000           5,063,204
Additional shares adjusted-under nonvested stock for
     diluted earnings per share .......................           2,627,077                    0           2,606,709
                                                                -----------          -----------         -----------

Diluted weighted average number of shares outstanding .           8,931,363            5,000,000           7,669,913

BASIC EARNINGS PER SHARE:
Net income ............................................         $      .003          $      .004         $      .007

DILUTED EARNINGS PER SHARE:
Net income ............................................         $      .002          $      .004         $      .005
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